Exhibit 99.1

CohBar Reports First Quarter 2021

Financial Results and Provides Business Update

Company to host conference call at 5:00 p.m. ET

MENLO PARK, Calif., May 17, 2021 – CohBar, Inc. (NASDAQ: CWBR), a clinical stage biotechnology company developing mitochondria based therapeutics to treat chronic diseases and extend healthy lifespan, today reported its financial results for the first quarter ended March 31, 2021.

“I am excited about the potential of CohBar’s mitochondria based therapeutic programs to make a significant difference in the lives of patients,” stated Dr. Joseph Sarret, Chief Executive Officer. “We look forward to the Phase 1b data from our trial of CB4211 for the treatment of NASH and obesity in early July 2021. In parallel, we are continuing to advance our preclinical pipeline, most notably initiating IND-enabling studies with CB5138-3 for fibrotic diseases, including IPF, putting us on track for our goal of having at least 2 clinical-stage programs in 2022.”

First Quarter 2021 and Recent Highlights

•	Completed last subject visit in the Phase 1b stage of the clinical study of CB4211 under development for nonalcoholic steatohepatitis (NASH) and obesity: The ongoing study evaluates CB4211 in subjects with non-alcoholic fatty liver disease (NAFLD) and obesity with at least 10% liver fat. The primary endpoints are safety and tolerability, with a secondary endpoint of pharmacokinetics, and exploratory endpoints of changes in liver fat, body weight, and biomarkers relevant to NASH, obesity, and metabolic disease. The company expects to release topline data in early July 2021.
•	Nominated CB5138-3 as lead clinical candidate for Idiopathic Pulmonary Fibrosis (IPF) and other fibrotic diseases and initiated IND-enabling activities: In March, the company announced the selection of CB5138-3 for advancement into IND-enabling activities, with the goal of starting clinical studies in 2022. In addition, the company is continuing to evaluate the efficacy of CB5138 Analogs in models of other fibrotic diseases.
•	Signed a Non-Clinical Evaluation Agreement (NCEA) with the National Institute of Allergy and Infectious Diseases (NIAID) to evaluate the potential of CB5064 Analogs for the treatment of COVID-19 Associated Acute Respiratory Distress Syndrome (ARDS): In January, the company announced it will be utilizing the non-clinical and pre-clinical services program offered by the NIAID, a division of the National Institutes of Health (NIH). NIAID will be responsible for any study conducted under the NCEA, including an evaluation using the golden Syrian hamster SARS-CoV-2 model, which has been used in the assessment of other COVID-19 therapeutics.
•	Appointed Joseph J. Sarret, M.D., J.D. as Chief Executive Officer and Director: In April, the company announced the appointment of Joseph J. Sarret, M.D., J.D. as Chief Executive Officer and Director, effective May 3, 2021. Dr. Sarret is a seasoned executive with a track record of success in biotechnology.
•	Gained additional bank research coverage: Recently, Wall Street banks Aegis Capital and Maxim Group initiated coverage on CohBar and issued research reports on the company.

Founders’ Update

During the first quarter and subsequent period, CohBar’s founders, Dr. Pinchas Cohen, Dean of the USC Leonard Davis School of Gerontology, and Dr. Nir Barzilai, Director of the Institute for Aging Research at Albert Einstein College of Medicine, continued to present and publish on the study of mitochondrial science, aging and age-related diseases.

Dr. Cohen and his colleagues published three landmark papers on the role of MOTS-c in human health. The first, “MOTS-c is an exercise-induced mitochondrial-encoded regulator of age-dependent physical decline and muscle homeostasis,” published in Nature Communication, outlined the exercise mimetic actions of MOTS-c, and described the fitness- and health-enhancing effects of this hormone. The second paper, entitled “MOTS-c reduces myostatin and muscle atrophy signaling,” published in the American Journal of Physiology, described a key mechanism for MOTS-c action, namely its effect on suppressing the myokine myostatin in animal models, which has implications for possible utility in diseases like frailty and sarcopenia. The third paper, entitled “A pro-diabetogenic mtDNA polymorphism in the mitochondrial-derived peptide, MOTS-c,” published in the journal Aging, described the effects of a mutation in the MOTS-c gene, found in up to 8% of Japanese, Koreans and Northern Chinese. This mutation results in a “bio-inactive” variant of MOTS-c that is unable to induce the insulin-sensitizing and weight-loss effects the “wild-type” form elicits in male animals. Men who carry this mutation have elevated levels of (inactive) MOTS-c, increased abdominal fat and an elevated risk for type-2 diabetes; this risk is further increased in the subset of these men who are also sedentary, providing additional support for the relationship between MOTS-c and exercise.

Dr. Barzilai was featured at several conferences related to aging, including the “Annual Aging Research and Drug Discovery 2020: From aging mechanisms to interventions” symposium and publication. In addition, he was featured at the National University of Singapore Yong Loo Lin School of Medicine’s Healthy Longevity series in a webinar titled “Age Later: Lessons for This Pandemic and the Next”. Dr. Barzilai was a keynote speaker at the Annual International (bio)Medical Students Meeting (AIMS) Meeting and the Geneva Science and Diplomacy Anticipator. He was also a panelist on the “Living Healthily to 120 and Beyond” session at the Fifth International Vatican Conference.

First Quarter 2021 Financial Highlights

•	Cash and Investments: CohBar had cash and investments of $17.8 million as of March 31, 2021, compared to $21.0 million as of December 31, 2020. The cash burn for the quarter ended March 31, 2021, was approximately $4.2 million.

•	R&D Expenses: Research and development expenses were $2.7 million for the three months ended March 31, 2021, compared to $1.5 million in the prior year quarter. The increase in research and development expenses was primarily due to the investment in the company’s research programs focused on the continued development of its peptides, and an increase in clinical trial costs due to the timing of those expenses, partially offset by a decrease in stock-based compensation costs.

•	G&A Expenses: General and administrative expenses were $1.4 million for the three months ended March 31, 2021, compared to $1.8 million in the prior year quarter. The decrease in general and administrative expenses was primarily due to lower stock-based compensation costs.

•	Net Loss: For the three months ended March 31, 2021, net loss, which included $0.4 million of non-cash expenses, was $4.0 million, or $0.07 per basic and diluted share. For the three months ended March 31, 2020, net loss, which included $1.8 million of non-cash expenses, was $4.2 million, or $0.10 per basic and diluted share.

First Quarter Investor Call:

Date: May 17, 2021
Time: 5:00 p.m. ET (2:00 p.m. PT)

Conference Audio Only

-	Dial-in U.S. and Canada: (877) 451-6152
-	Dial-in International: (201) 389-0879
-	Conference ID No.: 13718702

An audio replay of the call will be available beginning at 8:00 p.m. Eastern Time on May 17, 2021, through 11:59 p.m. Eastern Time on June 7, 2021. To access the recording please dial (844) 512-2921 in the U.S. and Canada, or (412) 317-6671 internationally, and reference Conference ID# 13718702. The audio recording will also be available at www.cohbar.com during the same period. For this call there will not be a slide presentation.

About CohBar

CohBar (NASDAQ: CWBR) is a clinical stage biotechnology company focused on the research and development of mitochondria based therapeutics, an emerging class of drugs for the treatment of chronic and age-related diseases. Mitochondria based therapeutics originate from the discovery by CohBar’s founders of a novel group of naturally occurring peptide sequences within the mitochondrial genome, some of which have been shown to have the potential to regulate key processes in multiple systems and organs in the body. To date, the company has discovered more than 100 mitochondrial derived peptides and generated over 1,000 analogs. CohBar’s efforts focus on the development of these peptides into therapeutics that offer the potential to address a broad range of diseases associated with the underlying impact of mitochondrial dysfunction. The company’s lead compound, CB4211, is in the Phase 1b stage of a Phase 1a/1b clinical trial for NASH and obesity. In addition, CohBar has four preclinical programs: CB5138 Analogs for fibrotic diseases, CB5064 Analogs for COVID-19 associated ARDS, CB5046 Analogs for CXCR4-related cancer and orphan diseases, and MBT3 Analogs for cancer immunotherapy.

For additional company information, please visit www.cohbar.com.

Forward-Looking Statements

This news release contains forward-looking statements that are not historical facts within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based only on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and other future conditions. In some cases you can identify these statements by forward-looking words such as “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “could,” “should,” “would,” “project,” “plan,” “expect,” “goal,” “seek,” “future,” “likely” or the negative or plural of these words or similar expressions. Examples of such forward-looking statements include but are not limited to statements regarding timing and anticipated outcomes of research and clinical trials for our mitochondria based therapeutic (MBT) candidates; expectations regarding the growth of MBTs as a significant future class of drug products; and statements regarding anticipated therapeutic properties and potential of our mitochondrial peptide analogs, MBTs and other potential therapies. You are cautioned that such statements are not guarantees of future performance and that actual results or developments may differ materially from those set forth in these forward-looking statements. Factors that could cause actual results to differ materially from these forward-looking statements include: our ability to successfully advance drug discovery and development programs, including the delay or termination of ongoing clinical trials and the timing of announcements and updates relating to our clinical trials and related data; our possible inability to mitigate the prevalence and/or persistence of the injection site reactions, receipt of unfavorable feedback from regulators regarding the safety or tolerability of CB4211 or the possibility of other developments affecting the viability of CB4211 or CB5138-3 as a clinical candidate or its commercial potential; results that are different from earlier data results including less favorable results that may not support further clinical development; our ability to raise additional capital when necessary to continue our operations; our ability to recruit and retain key management and scientific personnel; the risk that our intellectual property may not be adequately protected; our ability to establish and maintain partnerships with corporate and industry partners; and risks related to the impact on our business of the COVID-19 pandemic or similar public health crises. Additional assumptions, risks and uncertainties are described in detail in our registration statements, reports and other filings with the Securities and Exchange Commission and applicable Canadian securities regulators, which are available on our website, and at www.sec.gov or www.sedar.com.

You are cautioned that such statements are not guarantees of future performance and that our actual results may differ materially from those set forth in the forward-looking statements. The forward-looking statements and other information contained in this news release are made as of the date hereof and CohBar does not undertake any obligation to update publicly or revise any forward-looking statements or information, whether as a result of new information, future events or otherwise, unless so required by applicable securities laws. Nothing herein shall constitute an offer to sell or the solicitation of an offer to buy any securities.

Contacts:

Jordyn Tarazi
Director of Investor Relations
CohBar, Inc.
(650) 445-4441
Jordyn.tarazi@cohbar.com

CohBar, Inc.

Balance Sheets

	As of
	March 31, 2021	December 31, 2020
	(unaudited)
ASSETS
Current assets:
Cash	$1,817,354	$2,894,575
Investments	15,999,690	18,120,266
Prepaid expenses and other current assets	343,673	413,692
Total current assets	18,160,717	21,428,533
Property and equipment, net	357,589	394,004
Intangible assets, net	17,805	18,075
Other assets	69,620	67,403
Total assets	$18,605,731	$21,908,015

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,052,031	$727,599
Accrued liabilities	314,821	1,141,741
Accrued payroll and other compensation	816,550	853,335
Note payable, net of debt discount and offering costs of $6,509 and $15,656 as of March 31, 2021 and December 31, 2020, respectively	273,491	349,344
Total current liabilities	2,456,893	3,072,019
Notes payable, net of debt discount and offering costs of $21,800 and $26,159 as of March 31, 2021 and December 31, 2020, respectively	353,200	348,841
Total liabilities	2,810,093	3,420,860

Commitments and contingencies

Stockholders’ equity:
Preferred stock, $0.001 par value, Authorized 5,000,000 shares;
No shares issued and outstanding as of March 31, 2021 and December 31, 2020, respectively	-	-
Common stock, $0.001 par value, Authorized 180,000,000 shares;
Issued and outstanding 61,788,325 shares as of March 31, 2021 and 61,117,524 as of December 31, 2020	61,788	61,118
Additional paid-in capital	89,030,480	87,684,323
Accumulated deficit	(73,296,630)	(69,258,286)
Total stockholders’ equity	15,795,638	18,487,155
Total liabilities and stockholders’ equity	$18,605,731	$21,908,015

CohBar, Inc.

Condensed Statements of Operations

(unaudited)

	For The Three Months Ended March 31,
	2021	2020

Revenues	$-	$-

Operating expenses:
Research and development	2,654,772	1,449,872
General and administrative	1,358,679	1,831,621
Total operating expenses	4,013,451	3,281,493
Operating loss	(4,013,451)	(3,281,493)

Other income (expense):
Interest income	3,173	35,449
Interest expense	(14,560)	(77,836)
Equity modification expense	-	(802,400)
Amortization of debt discount and offering costs	(13,506)	(91,283)
Total other expense	(24,893)	(936,070)
Net loss	$(4,038,344)	$(4,217,563)
Basic and diluted net loss per share	$(0.07)	$(0.10)
Weighted average common shares outstanding - basic and diluted	61,560,279	43,119,369